Exhibit 99.1

Point Therapeutics Reports Fourth Quarter and Year-End 2005 Financial Results; Conference call to be held today at 4:30 PM EST

    BOSTON--(BUSINESS WIRE)--March 14, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2005.
    Point reported a net loss of $5,899,000 or $0.22 per share, compared with a net loss of $4,721,000, or $0.26 per share, in the fourth quarter of 2004. For fiscal year 2005, Point reported a net loss of $22,674,000 or $0.98 per share compared with a net loss of $15,158,000 or $0.87 per share for fiscal year 2004. Revenues of $161,000 were recorded in the fourth quarter of 2005 resulting from a $600,000 Orphan Products Development grant which is funding a portion of Point's current Phase 2 study combining talabostat with rituximab in advanced chronic lymphocytic leukemia (CLL).
    "We made significant clinical and corporate progress in FY 2005 especially, concerning the development of talabostat, our lead product candidate," said Don Kiepert, CEO and Chairman of Point. "Thus far, talabostat has demonstrated biological activity in four phase 2 studies, and we are now focused on executing two phase 3 trials for metastatic non-small cell lung cancer (NSCLC). Additionally we continue to develop the Company's dipeptidyl peptidase programs which include the advancement of our type 2 diabetes candidate, PT-630, into late stage pre-clinical development. We have also made significant progress in further elucidating talabostat's novel dual mechanism of action. On April 25, 2006, we will be hosting an R & D day in New York City to present in detail talabostat's novel mechanism," concluded Kiepert.
    Research and development expenses increased to $4,996,000 in the fourth quarter of 2005 from $3,695,000 in the fourth quarter of 2004. Research and development expenses increased to $18,246,000 in fiscal year 2005, from $11,324,000 in fiscal year 2004. The increase in research and development costs for both the quarter and fiscal year resulted primarily from clinical and manufacturing costs relating to the Company's five ongoing Phase 2 clinical trials and the initiation of the first of two Phase 3 non-small cell lung cancer clinical trials.
    General and administrative expenses increased to $1,282,000 in the fourth quarter of 2005 from $1,084,000 in the fourth quarter of 2004. General and administrative expenses increased to $5,195,000 in fiscal year 2005 from $3,991,000 in fiscal year 2004. The increase in general and administrative expenses for both the quarter and fiscal year resulted primarily from costs for new hires and other expenses to support the Company's programs.
    Point's cash and investment balance as of December 31, 2005 was $37,634,000. In November/December 2005, Point raised $27,773,000 in gross proceeds relating to the sale of 9,257,500 shares of common stock in a public offering. Offsetting these proceeds were costs totaling approximately $2,257,000, relating to the sale of the shares, resulting in net proceeds from the placement of approximately $25,516,000. In March 2005, Point raised $16,425,000 in gross proceeds relating to the sale of 3,650,000 shares of common stock in a registered direct placement of securities. Offsetting these proceeds were costs totaling approximately $1,394,000, relating to the offering of the shares, resulting in net proceeds from the placement of approximately $15,031,000. In addition, Point received approximately $4,226,000 in proceeds from the exercise of warrants and stock options in fiscal year 2005. These proceeds were offset by cash used in operations of approximately $21,108,000 and capital equipment purchases of $249,000. Interest income was $217,000 in the fourth quarter of 2005 compared to $58,000 in the fourth quarter of 2004. Interest income was $606,000 in fiscal year 2005 compared to $157,000 in fiscal year 2004. The increase in interest income was due to higher cash balances and interest rates earned in both the fourth quarter and year.
    In 2005, Point achieved a number of critical milestones. The most important was the initiation of the Company's Phase 3 talabostat clinical program in NSCLC patients. The first of two studies in this program was launched in October 2005; a 400 patient trial testing the combination of talabostat and docetaxel versus docetaxel with placebo.
    Other important milestones for 2005 that the Company has previously reported on include:

        -- Successful completion of the first stage of the Company's Phase 2 talabostat study in advanced CLL. To date, 7 out of 33 evaluable patients (21.2%) have demonstrated a positive response which exceeded the Company's targeted response rate of 20%. Trial results are expected in the second half of 2006.

        -- Received a $600,000 two-year Orphan Products Development Grant from the Food and Drug Administration to support the Company's Phase 2 CLL study.

        -- Demonstrated biological activity in both the single agent talabostat and talabostat in combination with cisplatin Phase 2 studies in metastatic melanoma. In the single agent study, 2 out of 31 evaluable patients in a very advanced patient population demonstrated a tumor response, including one patient who had a complete response. In the combination with cisplatin study, 5 out of 42 patients (11.9%) demonstrated a tumor response. The median progression free survival (PFS) in the combination study was 2.8 months, which is approximately double the PFS compared to the current standard of care therapy.

        -- Initiated a 60 patient Phase 2 clinical trial of talabostat in combination with gemcitabine for the treatment of metastatic pancreatic cancer. Six month survival is the primary endpoint of the study. Interim results are expected from this trial in the second half of 2006.

    A conference call is schedule for today, March 14 at 4:30 PM EST.

    U.S. & Canada toll-free dial in #: 866-510-0710
    International dial in #: 617-597-5378
    Participant code: 25591960
    Replay toll-free dial in #: 888-286-8010
    Replay international dial in #: 617-801-6888
    Replay code: 89953608

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in CLL, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.



                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                    Three months ended          Twelve months ended
                       December 31,                December  31,
                     2005         2004           2005          2004
                ------------ ------------  ------------- -------------
REVENUES
 License
  revenue                $-           $-             $-            $-
 Sponsored
  research
  revenue           161,205            -        161,205             -
                ------------ ------------  ------------- -------------
   Total
    revenues        161,205            -        161,205             -
                ------------ ------------  ------------- -------------
OPERATING
 EXPENSES
  Research and
   development    4,995,756    3,695,359     18,246,263    11,324,245
  General and
   administra-
    tive          1,281,951    1,083,910      5,195,031     3,990,663
                ------------ ------------  ------------- -------------
   Total
    operating
    expenses      6,277,707    4,779,269     23,441,294    15,314,908
                ------------ ------------  ------------- -------------
Net loss from
 operations      (6,116,502)  (4,779,269)   (23,280,089)  (15,314,908)
                ------------ ------------  ------------- -------------
Interest
 income             217,066       57,921        606,140       156,840
Interest
 expense                  -            -              -             -
                ------------ ------------  ------------- -------------
Net loss        $(5,899,436) $(4,721,348)  $(22,673,949) $(15,158,068)
                ============ ============  ============= =============
Basic and
 diluted net
 loss per
 common share        $(0.22)      $(0.26)        $(0.98)       $(0.87)
                ============ ============  ============= =============
Basic and
 diluted
 weighted
 average
 common shares
 outstanding     26,863,309   18,257,836     23,075,434    17,471,266
                ============ ============  ============= =============


                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
                                                          Period from
                                                          September 3,
                                                              1996
                                                           (date of
                                                           inception)
                                                            through
                                                         Dec. 31, 2005
                                                         -------------
REVENUES
 License revenue                                           $5,115,041
 Sponsored research revenue                                 2,561,205
                                                         -------------
   Total revenues                                           7,676,246
                                                         -------------
OPERATING EXPENSES
  Research and development                                 50,469,658
  General and administrative                               21,237,807
                                                         -------------
   Total operating expenses                                71,707,465
                                                         -------------
Net loss from operations                                  (64,031,219)
                                                         -------------
Interest income                                             1,745,492
Interest expense                                              (82,652)
                                                         -------------
Net loss                                                 $(62,368,379)
                                                         =============


                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
ASSETS
Cash, cash equivalents and restricted cash   $37,634,230  $13,991,994
Property and equipment, net                      344,432      205,323
Other assets                                   2,421,937      298,758
                                             ------------ ------------
Total assets                                 $40,400,599  $14,496,075
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                           $5,954,544   $2,397,814
Other liabilities                                 47,087       47,604
Total stockholders' equity                    34,398,968   12,050,657
                                             ------------ ------------
Total liabilities and stockholders' equity   $40,400,599  $14,496,075
                                             ============ ============

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications